Exhibit 10.1

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE ANY OF THE COMPANY CLAIMS. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. EACH CONSENTING CREDITOR’S VOTE ON THE PLAN SHALL NOT BE SOLICITED UNTIL THE CONSENTING CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENT AND RELATED BALLOT(S). NOTHING CONTAINED IN THIS AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO. ACCORDINGLY, THIS AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS ARE SUBJECT IN THEIR ENTIRETY TO THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (including all exhibits, annexes, and schedules hereto in accordance with Section 13.03 and as amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”) is dated as of April 11, 2023 (the “Execution Date”), by and among the following parties (each of the following in sub-clauses (i)–(iv) referred to herein as a “Party”, and collectively, as the “Parties”):

i.    National CineMedia, LLC (“NCM” or the “Company”), a limited liability company organized under the laws of the State of Delaware, having its corporate headquarters at 6300 S. Syracuse Way #300, Centennial, CO 80111;

ii.    National CineMedia, Inc. (“NCMI”), a corporation incorporated under the laws of the State of Delaware, having its corporate headquarters at 6300 S. Syracuse Way #300, Centennial, CO 80111, whose stock is publicly traded on The Nasdaq Stock Market LLC under the ticker symbol “NCMI,” in its capacity as the sole manager of the Company and party to the LLC Agreement, the CUAA, the MSA, and the Tax Receivable Agreement (each as defined below);

iii.    NCMI II, LLC, a limited liability company formed under the laws of the State of Delaware, having its corporate headquarters at 6300 S. Syracuse Way #300, Centennial, CO 80111, in its capacity as a holder of the NCM Common Units (as defined in the Plan Term Sheet); and

iv.    The Consenting Creditors (as defined below), in each case that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company and to counsel to the Consenting Creditors.

RECITALS:
WHEREAS, prior to the Execution Date, (a) the Company, (b) the Consenting Creditors, and (c) NCMI have engaged in arm’s-length, good-faith negotiations regarding a comprehensive restructuring of the existing debt, equity, and other obligations of the Company on the terms and conditions set forth in this Agreement (such transactions as described in this Agreement and the Plan Term Sheet (as defined below) and the other exhibits, annexes, and schedules hereto and thereto, the “Restructuring Transactions”);

WHEREAS, the Restructuring Transactions shall be implemented through, among other things, a voluntary bankruptcy case to be commenced by the Company under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”, such case, the “Chapter 11 Case”).

WHEREAS, the Parties consent to (as applicable) and have agreed to consummate and support the Restructuring Transactions (as defined herein), on the terms set forth in this Agreement and as specified in the chapter 11 plan of reorganization term sheet attached as Exhibit A hereto, (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement, the “Plan Term Sheet”) setting forth the terms and conditions of the Restructuring Transactions;

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement;

WHEREAS, as of the date hereof, the Consenting Creditors collectively represent or hold, in the aggregate, at least sixty-six and two-thirds percent (66.67%) of the aggregate outstanding principal amount of the Secured Debt Claims and Unsecured Funded Debt Claims;

WHEREAS, the Company and/or NCMI are parties to (a) that certain Third Amended and Restated Limited Liability Operating Agreement (as amended, the “LLC Agreement”); (b) that certain Common Unit Adjustment Agreement (the “CUAA”); (c) that certain Tax Receivable Agreement (the “Tax Receivable Agreement”); (d) that certain Management Services Agreement (the “MSA”); (e) that certain Software License Agreement (the “Software License Agreement”); and (f) those certain ESAs (as defined herein), and together with the LLC Agreement, CUAA, Tax Receivable Agreement, MSA, and Software License Agreement, the “Joint Venture Agreements”);

WHEREAS, NCM is part of an “Up-C” structure (“Up-C Structure”) pursuant to which shares of NCMI (as the holding company of NCM) are sold to the public and the limited liability company units of NCM (as the sole subsidiary of NCMI) may be redeemed for NCMI’s public shares;

WHEREAS, the CUAA provides for the modification of membership units of NCM to account for changes in attendance at the original founding members’ theaters such that membership units of NCM are issued to the original founding members when there are attendant increases in theater attendance and common units of NCM are surrendered by the original founding members when there are attendant decreases in theater attendance.

WHEREAS, the LLC Agreement provides a redemption right to the members of NCM to exchange common membership units of NCM for: (a) shares of NCMI common stock on a one-for-one basis (as adjusted to account for stock splits, recapitalization, or similar events) or (b) at NCMI’s option, a cash payment equal to the market price of one share of NCMI’s common stock;

WHEREAS, the Company, the Consenting Creditors, and NCMI agree that the continued existence of the Up-C Structure would be beneficial to the Company and the Consenting Creditors;

WHEREAS, the Company, the Consenting Creditors, and NCMI have in good faith and at arm’s length negotiated and agreed to the terms of a settlement (the “NCMI 9019 Settlement”);

WHEREAS, pursuant to the NCMI 9019 Settlement, in exchange for NCMI’s agreement to affirm its obligations under the Joint Venture Agreements, the Company and the Consenting Creditors agree to the NCMI Unit Reallocation (as defined below); and

WHEREAS, the NCMI 9019 Settlement (a) is subject to such changes as may be agreed by the Required Consenting Creditors, NCM, and NCMI and (b) will be presented to the Bankruptcy Court for approval as part of the Plan.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT:
Section 1.    Definitions; Rules of Construction.
1.01.    Definitions. The following terms shall have the following definitions:

“2018 Revolving Lenders” means the lenders party to the Term Loan Credit Agreement that provided the 2018 Revolving Loans.

“2018 Revolving Loans” means the revolving loans arising under the Term Loan Credit Agreement and held by the 2018 Revolving Lenders.

“2018 Revolving Loan Claims” means any Claims arising under or on account of the 2018 Revolving Loans.

“2022 Revolving Credit Agreement” means that certain Credit Agreement dated as of January 5, 2022 (as amended, restated, supplemented, or otherwise modified prior to the date hereof) among NCM as Borrower, the 2022 Revolving Loan Agent and each 2022 Revolving Lender from time to time party thereto.

“2022 Revolving Lenders” means the lenders party to the 2022 Revolving Credit Agreement.

“2022 Revolving Loans” means the loans arising under the 2022 Revolving Credit Agreement and held by the 2022 Revolving Lenders.

“2022 Revolving Loan Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent under the 2022 Revolving Credit Agreement.

“2022 Revolving Loan Claims” means any Claims arising under or on account of the 2022 Revolving Loans.

“Ad Hoc Group” means that certain ad hoc group comprising certain Consenting Term Lenders, Consenting Revolving Lenders, Consenting Secured Noteholders, and holders of Unsecured Funded Debt Claims represented by Gibson Dunn and Centerview and listed on the signature pages to this Agreement.

“Affiliate” has the meaning set forth in Section 101(2) of the Bankruptcy Code.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Term Credit Agreement or the Revolving Credit Agreements, including any successors thereto, as applicable.

“Agreement” has the meaning set forth in the preamble hereof, and includes, for the avoidance of doubt, all exhibits, annexes and schedules hereto and thereto.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Alternative Proposal” means any plan of reorganization or liquidation, transaction, inquiry, proposal, bid, term sheet, offer, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, winding-up, liquidation, sale of all or substantially all assets, share or debt issuance, tender offer, recapitalization, share or debt exchange, business combination, joint venture, partnership, or similar transaction involving the Company, other than the Restructuring Transactions.

“AMC ESA” means that certain ESA by and between the Company and American Multi-Cinema, Inc. dated as of February 13, 2007 (as subsequently amended or amended and restated).

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Case.

“Business Day” means any day other than Saturday, Sunday, or any other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.

“Cash Collateral” means all of the Company’s “cash collateral” as defined under Section 363 of the Bankruptcy Code, in which the holders of Secured Debt Claims have valid, perfected security interests, liens, or mortgages.

“Cash Collateral Motion” means the motion to be filed with the Bankruptcy Court on the Petition Date seeking entry of the Cash Collateral Order.

“Cash Collateral Order” means an order entered by the Bankruptcy Court governing the use of Cash Collateral (whether on an interim basis or final basis).

“Centerview” means Centerview Partners, LLC, as financial advisor to the Ad Hoc Group.

“Chapter 11 Case” has the meaning set forth in the recitals hereof.
“Cinemark ESA” means that certain ESA by and between the Company and Cinemark Media, Inc. dated as of February 13, 2007 (as subsequently amended or amended and restated).

“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble hereof.

“Company Claims” means any Claim against the Company, including the Secured Debt Claims and the Unsecured Funded Debt Claims.

“Company Claims/Interests” means, collectively, the Company Claims or Company Interests.

“Company Interests” means any existing Interest in the Company.

“Company Termination Event” has the meaning set forth in Section 10.02 hereof.

“Confidentiality Agreement” means an executed confidentiality agreement entered into in connection with or relating to the proposed Restructuring Transactions, including (a) with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information and (b) any confidentiality agreement executed by any Consenting Creditor or Creditor Professional in connection with or relating to the Restructuring Transactions.
“Confirmation Brief” means any pleading filed by the Company with the Bankruptcy Court in support of entry of the Confirmation Order.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code and approving the NCMI 9019 Settlement.

“Consenting 2018 Revolving Lenders” means the undersigned holders of, or nominees, investment managers, advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold the 2018 Revolving Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company.

“Consenting 2022 Revolving Lenders” means the undersigned holders of, or nominees, investment managers, advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold the 2022 Revolving Loan Claims that have executed and delivered counterpart signature pages to this Agreement a Joinder, or a Transfer Agreement to counsel to the Company.

“Consenting Creditors” means the Consenting Revolving Lenders, Consenting Term Lenders, Consenting Secured Noteholders, and Consenting Unsecured Funded Debt Creditors.

“Consenting Creditor Termination Event” has the meaning set forth in Section 10.01 hereto.
“Consenting Revolving Lenders” means, collectively, the Consenting 2018 Revolving Lenders and Consenting 2022 Revolving Lenders.

     “Consenting Secured Noteholders” means the undersigned holders of, or nominees, investment managers, advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold Secured Note Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company.

“Consenting Term Lenders” means the undersigned holders of, or nominees, investment managers, advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold outstanding Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company.

“Consenting Unsecured Funded Debt Creditor” means the undersigned holders of Unsecured Funded Debt Claims that have executed and delivered counterpart signature pages to this Agreement a Joinder, or a Transfer Agreement to counsel to the Company.

“Creditor Professionals” means (a) Gibson Dunn, as legal counsel to the Ad Hoc Group, (b) Centerview, as financial advisor to the Ad Hoc Group, and (c) such other legal, consulting, financial, and/or other professional advisors as may be retained or may have been retained from time to time by the Ad Hoc Group.

“CUAA” has the meaning set forth in the recitals hereof.

“Definitive Documents” means the documents set forth in Section 3 hereof.

“Disclosure Statement” means the related disclosure statement with respect to the Plan, including any exhibits, appendices, supplements, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan.

“Disclosure Statement Approval Order” means the order of the Bankruptcy Court approving the Disclosure Statement and solicitation procedures in connection thereto.

“Disclosure Statement Motion” means the motion to approve (conditionally or on a final basis) the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by Sections 1125 and 1126(b) of the Bankruptcy Code.

“Entity” shall have the meaning set forth in Section 101(15) of the Bankruptcy Code.

“ESAs” means, collectively, the AMC ESA, the Cinemark ESA, and the Regal ESA.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Facility” means a senior secured term loan credit facility that the Company may enter into on the Plan Effective Date on terms and conditions consistent with the Plan Term Sheet and the Exit Facility Term Sheet.

“Exit Facility Term Sheet” means the term sheet with respect to the Exit Facility, if any.

“Fee Letters” means (a) that certain letter agreement, dated as of October 5, 2022, among the Company, Gibson Dunn, and Centerview, as financial advisor to the Ad Hoc Group and (b) that certain letter agreement, dated as of January 13, 2023, among the Company and Gibson Dunn, as legal counsel to the Ad Hoc Group.

“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Case (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

“First Day Pleadings” has the meaning set forth in Section 3.01 hereof.

“Gibson Dunn” means Gibson, Dunn & Crutcher LLP, as legal counsel to the Ad Hoc Group.

“Governance Documents” means such organizational and governance documents as may be necessary to deliver voting control of the Company (including but not limited to NCMI director designation rights) to the holders of Secured Debt Claims, and otherwise for consummation of, and consistent with, the NCMI 9019 Settlement.
“Governmental Entity” means any national, international, regional, federal, state, provincial, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).
“Indenture Trustee” means Computershare Trust Company, National Association, in its capacity as indenture trustee under the Secured Note Indenture.
“Interest” means, collectively, the shares (or any class thereof) of common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of the Company, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or other equity, ownership, or profits interests of the Company (in each case whether or not arising under or in connection with any employment agreement) and claims under Section 510(b) of the Bankruptcy Code.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit C.

“Joint Venture Agreements” has the meaning set forth in the recitals hereof.

“Latham” means Latham & Watkins LLP, as legal counsel to NCMI.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“LLC Agreement” has the meaning set forth in the recitals hereof.

“Milestones” has the meaning set forth in Section 4 hereof.

“MSA” has the meaning set forth in the recitals hereof.

“NCM” has the meaning set forth in the preamble hereof.

“NCMI” has the meaning set forth in the recitals hereof.

“NCMI 9019 Settlement” has the meaning set forth in the recitals hereof.

“NCMI Consent Right” has the meaning set forth in Section 12.02 hereof.

“NCMI Unit Reallocation” means the common units in Reorganized NCM to be allocated to the holders of the Secured Debt Claims on the Plan Effective Date and as soon as reasonably practicable thereafter reallocated to NCMI such that NCMI will own 9% of Reorganized NCM.

“NCMI Termination Event” has the meaning set forth in Section 10.03 hereof.
“New Regal Affiliate Advertising Agreement” means an advertising services agreement by and between the Company and Regal, or affiliates of either party, following the termination of the Regal ESA on terms that are acceptable to the Required Consenting Creditors.

“Outside Date” has the meaning set forth in Section 4 hereof.

“Parties” has the meaning set forth in the preamble hereof.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 11.01.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal Entity or association.

“Petition Date” means the date on which the Company commences a Chapter 11 Case through the filing of a voluntary petition with the Bankruptcy Court in accordance with this Agreement and the Definitive Documents.

“Plan” means the chapter 11 plan of reorganization of the Company containing terms that are consistent with the Plan Term Sheet and this Agreement and which will provide for the assumption of the Joint Venture Agreements on the terms described in the Plan Term Sheet.

“Plan Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring Transactions become effective or are consummated.

“Plan Supplement” means a supplemental appendix to the Plan containing, among other things, substantially final forms of (a) certain of the Definitive Documents, (b) to the extent known, information required to be disclosed in accordance with Section 1129(a)(5) of the Bankruptcy Code, (c) if applicable, a schedule of rejected contracts, and (d) the Restructuring Transactions Memorandum; provided, that, through the Plan Effective Date, the Debtor shall have the right to amend the Plan Supplement and any schedules, exhibits, or amendments thereto, in accordance with the terms of the Plan, this Agreement, and the consent of the Required Consenting Creditors.

“Plan Term Sheet” has the meaning set forth in the recitals hereof.

“Post-Emergence Management Incentive Plan” has the meaning set forth in the Plan Term Sheet.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Regal” means Regal Cinemas, Inc.

“Regal ESA” means that certain ESA by and between the Company and Regal dated as of February 13, 2007 (as subsequently amended or amended and restated).

“Regal Approval Order” means to the extent the Company, with the consent of the Required Consenting Creditors, enters into the New Regal Affiliate Advertising Agreement during the Chapter 11 Case, one or more orders (a) approving the Company’s entry into the New Regal Affiliate Advertising Agreement, and (b) finding, ruling, or determining that the Company’s entry into the New Regal Affiliate Advertising Agreement does not constitute an amendment, extension, restatement, or modification of the Regal ESA or otherwise result in any amendment, extension, restatement, or modification of the AMC ESA or Cinemark ESA. For the avoidance of doubt, a Regal Approval Order may be a portion of, or integrated into, the Confirmation Order.

    “Regal Filing” means any filing by the Company in the Chapter 11 Case (i) seeking a Regal Approval Order and/or (ii) seeking material relief, in whole or in part, with respect to the Regal ESA and/or the New Regal Affiliate Advertising Agreement.

“Reorganized NCM” means National CineMedia, LLC, as reorganized pursuant to and under the Plan and the Confirmation Order, or any successor thereto.

“Required Consenting Creditors” means, as of the relevant date, Consenting Creditors represented by Gibson Dunn that collectively hold at least a majority of the aggregate outstanding principal amount of Secured Note Claims, Revolving Loan Claims, Term Loan Claims, and Unsecured Funded Debt Claims held by the Consenting Creditors represented by Gibson Dunn.

“Restructuring Fees and Expenses” means all reasonable and documented fees, costs and expenses of each of the Creditor Professionals, in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement and/or any of the other Definitive Documents, and/or the transactions contemplated hereby or thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and, to the extent applicable, consistent with any engagement letters or Fee Letters entered into with the Company.

“Restructuring Transactions Memorandum” means a description of the corporate and tax steps to be carried out to effectuate the Restructuring Transactions contemplated by the Plan Term Sheet and included in the Plan Supplement, consistent with the Restructuring Support Agreement.

“Restructuring Support Period” means the period commencing on the Agreement Effective Date as set forth in Section 2 hereof, and ending on the earlier of (a) the date on which this Agreement is terminated with respect to that Party in accordance with Section 10, and (b) the Plan Effective Date.

“Restructuring Transactions” has the meaning set forth in the recitals hereof.

“Revolving Lenders” means, collectively, the 2018 Revolving Lenders and the 2022 Revolving Lenders.

“Revolving Loans” means, collectively, the 2018 Revolving Loans and the 2022 Revolving Loans.

“Revolving Loan Claims” means any Claims arising under or on account of the Revolving Loans.

“Secured” means any Claim to the extent (a) secured by a lien on property in which the Company has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the interest of the Holder of such Claim in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) and any other applicable provision of the Bankruptcy Code or (b) allowed, pursuant to the Plan or a Final Order of the Bankruptcy Court, as a secured Claim.

“Secured Debt Claims” means, collectively, the Term Loan Claims, the Revolving Loan Claims, and the Secured Note Claims.

“Secured Noteholders” means the noteholders party to the Secured Note Indenture.

“Secured Notes” means the notes arising under the Secured Note Indenture and held by the Secured Noteholders.

“Secured Note Claims” means any Claim arising under or on account of the Secured Notes.

“Secured Note Indenture” means that certain Indenture dated as October 8, 2019 (as amended, restated, supplemented, or otherwise modified prior to the date hereof) among NCM as issuer, the Indenture Trustee, and each Secured Noteholder from time to time party thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software License Agreement” has the meaning set forth in the recitals hereof.

“Solicitation Materials” means all materials provided in connection with the solicitation of acceptances of votes on the Plan pursuant to Sections 1125 and 1126 of the Bankruptcy Code together with the Disclosure Statement, Disclosure Statement Approval Order, and any cure notices to be sent to counterparties to executory contracts or unexpired leases in connection with the assumption, or assumption and assignment, of such contracts or leases, which shall be in accordance with this Agreement and the Definitive Documents.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other Subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body or (c) has the power to direct the business and policies.

“Tax Receivable Agreement” has the meaning set forth in the recitals hereof.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 10 hereof.

“Termination Event” means a Consenting Creditor Termination Event, NCMI Termination Event, or a Company Termination Event, as applicable.

“Termination Notice” has the meaning set forth in Section 7.03(a) hereof.

“Term Lenders ” means the lenders party to the Term Loan Credit Agreement.

“Term Loans” means the loans arising under the Term Loan Credit Agreement and held by the Term Lenders.

“Term Loan Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Term Loan Credit Agreement.

“Term Loan Claims” means any Claim arising under or on account of the Term Loans.

“Term Loan Credit Agreement” means that certain Credit Agreement dated as of June 20, 2018, among NCM as Borrower, the Term Loan Agent, and each of the Term Lenders and 2018 Revolving Lenders from time to time party thereto.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement in substantially the form attached hereto as Exhibit B.

“Transferee” has the meaning set forth on Exhibit B hereto.

“Transferor” has the meaning set forth on Exhibit B hereto.

“Transferred Claims” has the meaning set forth on Exhibit B hereto.

“Unsecured Deficiency Claim” means the portion of any Secured Debt Claim that is not Secured.

“Unsecured Funded Debt Claim” means, collectively, the Unsecured Note Claims and Unsecured Deficiency Claims.

“Unsecured Note Claim” means any Claim against the Debtor arising under or based upon the Unsecured Note Indenture, including Claims for all principal amounts outstanding, interest, fees, indemnities, premiums, if any, expenses, costs, and other amounts, liabilities, obligations, or charges arising under or related to the Unsecured Notes or the Unsecured Note Indenture.

“Unsecured Note Indenture” means that certain Indenture dated as August 19, 2016 (as amended, restated, supplemented, or otherwise modified prior to the date hereof) among NCM as issuer, the Unsecured Note Indenture Trustee, and each Unsecured Noteholder from time to time party thereto.

“Up-C Structure” has the meaning set forth in the recitals hereof.

1.02.    Rules of Construction.
(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender;

(b)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified or replaced from time to time in accordance with the terms of this Agreement; provided, however, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the Execution Date, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(c)    each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, including, for the avoidance of doubt, the Plan Term Sheet and all exhibits thereto;

(d)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(e)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws;

(g)    the use of “include” or “including” is without limitation, whether stated or not;

(h)    in executing this Agreement on behalf of the Company and exercising any rights hereunder on behalf of the Company, NCMI shall act solely in its capacity as the manager of the Company;

(i)    the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein; and

(j)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement.

Section 2.    Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)     the Company shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)    the Consenting Creditors that collectively represent or hold, in the aggregate, at least sixty six and two-thirds percent (66.67%) of the aggregate outstanding principal amount of the Secured Debt Claims and Unsecured Deficiency Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties; provided, however, that signature pages executed by the Consenting Creditors shall (i) be treated in accordance with Section 13.18 and (ii) be delivered to other Consenting Creditors in a redacted form that removes the details of such Consenting Creditors’ holdings of Company Claims;

(c)    NCMI and NCMI II, LLC shall have executed and delivered a counterpart signature page of this Agreement to counsel to each of the Parties;

(d)    the Company shall have paid all accrued and unpaid Restructuring Fees and Expenses as of the Agreement Effective Date for which an invoice has been received by the Company on or before 12:00 p.m., prevailing Eastern Time, on the date that is one (1) Business Day prior to the Agreement Effective Date; and

(e)    counsel to the Company shall have given notice to counsel to the Ad Hoc Group and the other parties hereto in the manner set forth in Section 13.11 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

Section 3.    Definitive Documents.

3.01.    The “Definitive Documents” governing, related to, otherwise entered into in connection with, or utilized to implement or effect the Restructuring Transactions shall consist of this Agreement and all other agreements, instruments, pleadings, orders, forms, questionnaires, and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including:
(a)    this Agreement;

(b)    the Cash Collateral Order;

(c)    the Cash Collateral Motion;

(d)    the Solicitation Materials;

(e)    the Disclosure Statement;

(f)    the Disclosure Statement Motion;

(g)    the Plan;

(h)    the Plan Term Sheet;

(i)    the Confirmation Order;

(j)    any documents implementing or seeking authority to enter into the NCMI 9019 Settlement;

(k)    the documents comprising the Exit Facility, if any;

(l)    the Exit Facility Term Sheet, if any;

(m)    the Plan Supplement and any document included in the Plan Supplement;

(n)    the Restructuring Transactions Memorandum;

(o)    the Governance Documents;

(p)    those motions and proposed court orders that the Company files on or after the Petition Date (as defined below) to have heard on an expedited basis at the “first day hearing” (the “First Day Pleadings”);

(q)    the New Regal Affiliate Advertising Agreement, if any;

(r)    any Regal Filing;

(s)    the Regal Approval Order, if any;

(t)    all regulatory filings necessary to implement the Restructuring Transactions;

(u)    such other definitive documentation as is necessary or desirable to consummate the Restructuring Transactions, including any related notes, certificates, agreements, documents, and instruments (as applicable);

(v)    any amendments, modifications, and supplements to any of the above Definitive Documents; and

(w)    the Post-Emergence Management Incentive Plan.

Notwithstanding anything to the contrary herein, any applications for the retention or payment of compensation and reimbursement of expenses filed by any professional advisors to the Company shall not be deemed to be Definitive Documents.

3.02.    Consent Rights Regarding Definitive Documents.  The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion, as applicable. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall (unless otherwise expressly provided for in this Agreement) contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the applicable terms of the Plan Term Sheet) and otherwise be acceptable to the Company, the Required Consenting Creditors, and, solely to the extent required by the NCMI Consent Right, NCMI; provided, that (a) the Disclosure Statement and any Solicitation Materials, (b) the Disclosure Statement Order and the Disclosure Statement Motion, (c) the First Day Pleadings; and (d) any documents in the Plan Supplement that are not enumerated herein, in each case, need only be consistent with the terms of this Agreement (including the applicable terms of the Plan Term Sheet) and otherwise be reasonably acceptable to the Company, the Required Consenting Creditors, and, solely to the extent required by the NCMI Consent Right, NCMI.
Section 4.    Milestones. The Company shall comply with, and implement the Restructuring Transactions in accordance, with the following milestones (the “Milestones”) unless extended or waived in writing by the Company, NCMI, and the Required Consenting Creditors pursuant to the terms hereof (which extension or waiver may be an email by and between the counsel to the Company, counsel to the Required Consenting Creditors, and counsel to NCMI):

(a)    By 11:59 p.m. (prevailing Eastern Time) on April 11, 2023, the Petition Date shall have occurred;

(b)    No later than one (1) calendar day after the Petition Date, the Company shall file the First Day Pleadings;

(c)    No later than 5 calendar days after the Petition Date, the Bankruptcy Court shall have entered an interim Cash Collateral Order;

(d)    No later than 15 calendar days after the Petition Date, the Company shall file the Plan, the Disclosure Statement, the Disclosure Statement Motion, and Solicitation Materials;

(e)    No later than 45 calendar days after the Petition Date, the Bankruptcy Court shall have entered a final Cash Collateral Order;

(f)    No later than 60 calendar days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement and Solicitation Materials;

(g)    To the extent the Company enters into the New Regal Affiliate Advertising Agreement (with the consent of the Required Consenting Creditors), no later than 105 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Regal Approval Order;

(h)    No later than 105 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order (the “Confirmation Date”);

(i)    No later than 60 calendar days after the Confirmation Date (the “Outside Date”), the Plan Effective Date shall have occurred; provided, that, if this Milestone shall not have been satisfied solely because the Shareholder Vote (as defined in the Plan Term Sheet) has not yet been approved by a majority of the NCMI shareholders at a duly held meeting of the NCMI shareholders, this Milestone shall be automatically extended a further 30 calendar days

For the avoidance of doubt, any Milestone that falls on a day that is not a Business Day, shall be extended to the following Business Day.

Section 5.    Commitments of the Consenting Creditors

5.01.    Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting Creditor severally, and not jointly or jointly and severally, agrees, in respect of all its Company Claims, to:

(a)    negotiate in good faith and use commercially reasonable efforts to execute, deliver and implement the Definitive Documents to which it is required to be a party;

(b)    support and cooperate with the Company to take all commercially reasonable actions necessary to consummate the Restructuring Transactions (including, but not limited to, the NCMI 9019 Settlement) in accordance with the Plan Term Sheet and the terms and conditions of this Agreement and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case, if and when solicited to do so, in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(c)    give any required notice, order, instruction, or direction to the applicable Agents and Indenture Trustee necessary to give effect to the Restructuring Transactions if requested by the Company to do so, provided that no Consenting Creditor shall be required hereunder to provide any Person (including but not limited to the Agents and Indenture Trustee) with any indemnities or similar undertakings in connection with such notice, order, instruction, or direction or to incur any fees or expenses in connection therewith, and by executing this Agreement, those Consenting Creditors that constitute (i) Required Lenders under the Term Loan Credit Agreement (as defined therein); (ii) Required Lenders under the 2022 Revolving Credit Agreement (as defined therein), and (iii) the majority of the Secured Noteholders under the Secured Note Indenture hereby consent to, and direct the applicable Agents or Indenture Trustee to provide its consent, and such Agents or the Indenture Trustee shall provide its consent or are deemed to consent in accordance with the foregoing and the Intercreditor Agreement (as defined in the Cash Collateral Order), as applicable, with respect to the Company’s use of Cash Collateral (and as defined in the Cash Collateral Order) in accordance with the terms of the interim and final Cash Collateral Orders;

(d)    support the Restructuring Transactions within the timeframes outlined herein and in the Definitive Documents; and

(e)    to the extent any legal, regulatory, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment.

5.02.    Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting Creditor severally, and not jointly or jointly and severally, agrees in respect of all its Company Claims not to, directly or indirectly:

(a)    propose, file, support, vote for, or solicit an Alternative Proposal;

(b)    seek to amend or modify or file a pleading seeking authority to amend or modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement and the Plan Term Sheet;

(c)    object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;

(d)    take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions described in this Agreement or the Plan Term Sheet;

(e)    exercise any right or remedy, or direct any other person, including any Agent or any Indenture Trustee (as applicable) to exercise any right or remedy, for the enforcement, collection, or recovery of any of its Company Claims, other than to enforce this Agreement or any Definitive Documents or as otherwise permitted under this Agreement;

(f)    file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan Term Sheet or any Definitive Documents; or

(g)    object to, delay, impede, or take any other action to interfere with the Company’s ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under Section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under this Agreement, the Confirmation Order or any other Definitive Document.

5.03.    Commitments Regarding the Chapter 11 Case. In addition to the obligations set forth in Sections 5.01 and 5.02, during the Restructuring Support Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms agrees, severally and not jointly or jointly and severally, that it shall, subject to receipt by such Consenting Creditor of the Disclosure Statement and the Solicitation Materials:

(a)    vote, consistent with the Solicitation Materials, each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of votes with respect to the Plan;

(b)    use commercially reasonable efforts to support confirmation of the Plan, including the solicitation, confirmation, and consummation of the Plan, as may be applicable and not direct and/or instruct any of the Agents and Indenture Trustees to take any actions inconsistent with this Agreement or the Plan Term Sheet;

(c)    to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) designating that it does not opt out of the releases; and

(d)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a) and (b) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.

5.04.    Notwithstanding anything contained in this Agreement, and notwithstanding any delivery of a consent or vote to accept the Plan by any Consenting Creditor, or any acceptance of the Plan by any class of creditors, nothing in this Agreement shall:

(a)    be construed to prohibit any Consenting Creditor from asserting or enforcing rights in any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Case, in each case; provided, however, that such appearance and the positions advocated in connection therewith (i) are not inconsistent with this Agreement and (ii) either (A) are not for the purpose of hindering, delaying or preventing consummation of the Plan or the Restructuring Transactions or (B) do not otherwise prevent the consummation of the Plan or the achievement of the Milestones;

(b)    impair or waive any rights of any Consenting Creditor under any applicable credit agreement, indenture, other loan document, or any other contract, stipulation, or applicable law, and nothing herein shall constitute a waiver or amendment of any provision thereof; provided, however, that the exercise of such rights (i) is not inconsistent with the terms of this Agreement and (ii) either (A) are not for the purpose of hindering, delaying or preventing consummation of the Plan or the Restructuring Transactions or (B) do not otherwise prevent the consummation of the Plan or the achievement of the Milestones;

(c)    be construed to impair or limit any rights of any Consenting Creditor to purchase, sell or enter into any transactions in connection with its Company Claims subject to the terms of this Agreement pursuant to Section 11 hereof;

(d)    be construed to impair or limit any rights of any Consenting Creditor to consult with other Consenting Creditors or any other party in interest in the Chapter 11 Case subject to applicable confidentiality obligations (if any);

(e)    be construed to impair or limit any rights of any Consenting Creditor to enforce any right, remedy, condition, consent or approval requirement under this

Agreement or any of the Definitive Documents (including but not limited to the Cash Collateral Order);

(f)    be construed to impair or waive the rights of any Consenting Creditor to assert or raise any objection not prohibited under this Agreement or any Definitive Document in connection with the Restructuring Transaction;
(g)    be construed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or

(h)    prohibit any Consenting Creditor from taking any action that is not inconsistent with this Agreement.
Section 6.    Commitments of NCMI and NCMI II, LLC
6.01.    Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, NCMI and NCMI II, LLC each agree, in respect of all their Company Interests and Company Claims, to:
(a)    negotiate in good faith and use commercially reasonable efforts to execute, deliver and implement the Definitive Documents to which it is required to be a party;

(b)    support and cooperate with the Company to take all commercially reasonable actions necessary to consummate the Restructuring Transactions (including, but not limited to, the NCMI 9019 Settlement and all actions to be taken by NCMI pursuant to such settlement) in accordance with the Plan Term Sheet and the terms and conditions of this Agreement, and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case, in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(c)    support the Restructuring Transactions within the timeframes outlined herein and in the Definitive Documents; and

(d)    to the extent any legal, regulatory, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment.
6.02.    Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, NCMI and NCMI II, LLC each agree in respect of all their Company Interests and Company Claims not to, directly or indirectly:

(a)    sell or enter into any transactions to sell its Company Claims/Interests;

(b)    propose, file, support, vote for, or solicit an Alternative Proposal;

(c)    seek to amend or modify or file a pleading seeking authority to amend or modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement and the Plan Term Sheet;

(d)    object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;

(e)    take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions described in this Agreement or the Plan Term Sheet, or the NCMI 9019 Settlement, including taking any action to dissolve or liquidate NCMI;

(f)    exercise any right or remedy, or direct any other person, including any Agent or any Indenture Trustee (as applicable) to exercise any right or remedy, for the enforcement, collection, or recovery of any of its Company Claims, other than to enforce this Agreement or any Definitive Documents or as otherwise permitted under this Agreement;

(g)    file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan Term Sheet or any Definitive Documents; or

(h)    object to, delay, impede, or take any other action to interfere with the Company’s ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under Section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under this Agreement, the Confirmation Order or any other Definitive Document

6.03.    Commitments Regarding the Chapter 11 Case. In addition to the obligations set forth in Sections 6.01 and 6.02, during the Restructuring Support Period, NCMI and NCMI II, LLC each agree that it shall, subject to receipt by NCMI and NCMI II, LLC of the Disclosure Statement and the Solicitation Materials;

(a)    vote each of its Company Claims and Company Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of votes with respect to the Plan;

(b)    use commercially reasonable efforts to support confirmation of the Plan, including the solicitation, confirmation, and consummation of the Plan, as may be applicable and not direct and/or instruct any of the Agents and Indenture Trustees to take any actions inconsistent with this Agreement or the Plan Term Sheet;

(c)    to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) designating that it does not opt out of the releases; and

(d)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a) and (b) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.

6.04.    Notwithstanding anything contained in this Agreement or any acceptance of the Plan by any class of creditors, nothing in this Agreement shall:

(a)    be construed to prohibit NCMI from asserting or enforcing rights in any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Case, in each case; provided, however, that such appearance and the positions advocated in connection therewith (i) are not inconsistent with this Agreement and (ii) either (A) are not for the purpose of hindering, delaying or preventing consummation of the Plan or the Restructuring Transactions or (B) do not otherwise prevent the consummation of the Plan or the achievement of the Milestones;

(b)    impair or waive any rights of NCMI under any applicable credit agreement, indenture, other loan document, or any other contract, stipulation, or applicable law, and nothing herein shall constitute a waiver or amendment of any provision thereof; provided, however, that the exercise of such rights (i) is not inconsistent with the terms of this Agreement and (ii) either (A) are not for the purpose of hindering, delaying or preventing consummation of the Plan or the Restructuring Transactions or (B) do not otherwise prevent the consummation of the Plan or the achievement of the Milestones;

(c)    be construed to impair or limit any rights of NCMI to assert Company Claims/Interests subject to the terms of this Agreement;

(d)    be construed to impair or limit any rights of NCMI to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Definitive Documents;

(e)    be construed to impair or limit any rights of NCMI to consult with any party in interest in the Chapter 11 Case subject to applicable confidentiality obligations;

(f)    be construed to impair or waive the rights of NCMI to assert or raise any objection not prohibited under this Agreement or any Definitive Document in connection with the Restructuring Transaction;

(g)    be construed to prohibit NCMI from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(h)    prevent NCMI by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or

(i)    prohibit NCMI from taking any action that is not inconsistent with this Agreement.

Section 7.    Covenants of the Company.

7.01.    Affirmative Covenants of the Company. For the duration of the Restructuring Support Period and subject to Section 7.03, the Company shall agree to:

(a)    support and cooperate with the Consenting Creditors and NCMI to take all commercially reasonable actions necessary to consummate the Restructuring Transactions in accordance with the Plan Term Sheet sand the terms and conditions of this Agreement;

(b)    negotiate in good faith and use commercially reasonable efforts to execute, deliver and implement the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions;

(c)    obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including any necessary third-party consents) necessary to implement and/or consummate the Restructuring Transactions;

(d)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, support and take all steps commercially reasonably necessary to address any such impediment;

(e)    notify counsel to the Consenting Creditors and NCMI promptly upon becoming aware of: (i) a Termination Event or event that it knows will, or reasonably expects is likely, to give rise to a Termination Event, (ii) any person or entity challenging the validity or priority of, or seeking to avoid, any lien securing the Secured Debt Claims pursuant to a pleading filed with the Bankruptcy Court or otherwise; (iii) any matter or circumstance which it knows, or reasonably expects is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iv) receipt of written notice of any proceeding (including any insolvency proceeding) commenced against the Company, relating to or involving or otherwise affecting in any material respect the Restructuring Transactions; (v) a breach of this Agreement (including a breach by the Company); (vi) any representation or warranty made by the Company under this Agreement which is incorrect or untrue; and (vii) any notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions;

(f)    cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Case, posted on the Company’s website, or otherwise made publicly available;

(g)    provide each of the counsel to the Ad Hoc Group, and NCMI the reasonable advance opportunity, absent exigent circumstances, at least two (2) calendar days in advance of when the Company intends to file such documents (and if not reasonably practicable, then as soon as reasonably practicable prior to filing), to review draft copies of the Definitive Documents, and, without limiting any consent rights set forth in this Agreement, consider in good faith any comments provided by such counsel to Ad Hoc Group, and NCMI with respect to the form and substance of any such proposed filing;

(h)    comply with the Milestones, unless extended or waived in accordance with the terms hereof;

(i)    timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment of an examiner or a trustee, (ii) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Case;

(j)    timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company’s’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(k)    oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) or approval of any of the Definitive Documents;

(l)    use commercially reasonable efforts to operate in the ordinary course of business and in accordance with past practices and this Agreement, taking into account the Restructuring Transactions and use commercially reasonable efforts to preserve intact the Company’s business organization and relationships with third parties (including, without limitation, suppliers, distributors, customers, and governmental and regulatory authorities and employees);

(m)    consistent with the Cash Collateral Order, from the Agreement Effective Date through and including the Plan Effective Date, pay within ten (10) calendar days in full and in cash all Restructuring Fees and Expenses when properly incurred and invoiced in accordance with the relevant engagement letters and/or Fee Letters, and continue to pay such amounts as they come due, and otherwise in accordance with the applicable engagement letters and/or Fee Letters of the Creditor Professionals (and not terminate such engagement letters and/or Fee Letters or seek to reject them in the Chapter 11 Case); and, without further order of, or applicable to, the Bankruptcy Court; provided, that, (x) all accrued and unpaid Restructuring Fees and Expenses as of the Plan Effective Date including any reasonable estimate of such Restructuring Fees and Expenses shall be paid by the Company on the Plan Effective Date; and (y) in the event a Termination Date (as defined herein) occurs with respect to the Company, the Company shall remain obligated to pay all Restructuring Fees and Expenses accrued and unpaid as of and up to such Termination Date; and

(n)    use commercially reasonable efforts to maintain its good standing under the Laws of the state or other jurisdiction in which it is incorporated or organized.

7.02.    Negative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company (except with the prior written consent of the Required Consenting Creditors and NCMI) shall not, directly or indirectly:
(a)    object to, delay, impede, or take any other action to interfere with the acceptance, implementation or consummation of the Restructuring Transactions;

(b)    take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions described in this Agreement or the Plan;
(c)    except to the extent permitted by 7.03 hereof, seek, solicit, support, encourage, propose, assist, consent to, vote for, enter into, or participate in any discussions, agreements, understandings, or other arrangements with any Person regarding any Alternative Proposal;

(d)    other than as required by this Agreement, the Plan Term Sheet or the Plan Supplement, amend or propose to amend its current governance documents;

(e)    amend or modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all respects;

(f)    file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan Term Sheet, or any Definitive Documents, in each case, that is inconsistent with Section 3.02 herein.
7.03.    Additional Provisions Regarding the Company’s Commitments.

(a)    Notwithstanding anything to the contrary in this Agreement, and subject to Section 10.02(d), nothing in this Agreement shall require the Company, its manager, or similar governing body of the Company (which, for the avoidance of doubt, expressly excludes NCMI for purposes of this Section 7.03 other than in its capacity as manager of NCM), to take or refrain from taking any action pursuant to this Agreement (including terminating this Agreement pursuant to Section 10.02(d) hereof), to the extent such manager or similar governing body reasonably determines in good faith, based on the advice of external counsel (including counsel to the Company), that taking, or refraining from taking, such action, as applicable, would be inconsistent with its fiduciary obligations or applicable Law, and any such action or inaction pursuant to such exercise of fiduciary duties shall not be deemed to constitute a breach of this Agreement. The Company shall promptly notify counsel to the Ad Hoc Group and NCMI of any such determination (and in any event within one Business Day following such determination (the “Termination Notice”).

(b)    Notwithstanding anything to the contrary in this Agreement, the Company and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) provide access to non-public information concerning the Company to any Entity that provides an unsolicited Alternative Restructuring Proposal and executes and delivers a reasonable and customary confidentiality or nondisclosure agreement with the Company,

(b) receive, respond to, and maintain and continue discussions or negotiations with respect to such unsolicited Alternative Proposals if the manager of the Company determines in good faith, upon advice of outside counsel, that failure to take such action would be inconsistent with the fiduciary duties of the manager under applicable Law, and (c) enter into or continue discussions or negotiations with any Consenting Creditor, any official committee and/or the United States Trustee regarding the Restructuring Transactions or any unsolicited Alternative Proposal. The Company shall (i) provide to counsel to the Consenting Creditors, on a professional eyes only basis, (1) a copy of any written Alternative Proposal (and notice and a description of any oral Alternative Proposal), if not barred under any applicable confidentiality agreement between the Company and the submitting party or such submitting party otherwise consents or (2) a summary of the material terms thereof, if the Company is bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, the submitting party that would prohibit the Company from providing counsel to the Consenting Creditors with a copy of any written Alternative Proposal, in each case within one (1) Business Day of the Company or their advisors receipt of such Alternative Proposal, and (ii) promptly provide such information to counsel to the Consenting Creditors regarding such discussions or any actions or inaction pursuant to this Section 7.03(b) (including copies of any materials provided to, or provided by, the Company with respect to the applicable Alternative Proposal) as necessary to keep counsel to the Consenting Creditors reasonably contemporaneously informed as to the status and substance of the foregoing.

(c)    Nothing in this Agreement shall: (a) impair or waive the rights of the Company to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent the Company from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.    Mutual Representations, Warranties and Covenants.

8.01.    Each of the Parties, severally and not jointly nor jointly and severally, represents, warrants and covenants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party (or if such Party is a Transferee, such Transferee) first became or becomes a Party):

(a)    it is validly existing and in good standing under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)    except as expressly provided in this Agreement, the Plan, or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the U.S. Securities and Exchange Commission or other securities regulatory authorities under applicable Laws, no material consent or approval of, or any registration or filing with, or notice to any other Person is required for it to carry out the Restructuring Transactions contemplated by, and perform its obligations under, this Agreement;

(c)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its obligations under, this Agreement; and

(d)    the entry into, and performance by it of, this Agreement and the Restructuring Transactions contemplated by this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents.

Section 9.    Ownership of Claims. Each Consenting Creditor, severally and not jointly nor jointly and severally, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement, a Joinder, or a Transfer Agreement, as applicable:

(a)    it is the beneficial or record owner (which shall be deemed to include any unsettled trades) of the face amount of the Company Claims or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims reflected in, and it is not the beneficial or record owner of any Company Claims other than those reflected in, such Consenting Creditor’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable.

(b)    it has the full power and authority to act on behalf of, vote and consent to matters concerning such Company Claims;

(c)    other than pursuant to this Agreement, such Company Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, transfer, or encumbrance of any kind, that would adversely affect in any way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(d)    it has the full power to vote, approve changes to, and Transfer all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law; and

(e)    (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 10.    Termination Events.
10.01.    Consenting Creditor Termination Event. This Agreement may be terminated as to the Consenting Creditors by the Required Consenting Creditors upon the delivery to the Company and the other Parties of a written notice in accordance with Section 13.11 hereof upon the occurrence and continuation of any of the following events (each, a “Consenting Creditor Termination Event”):

(a)    the Company’s failure to meet, satisfy or achieve a Milestone (unless such Milestone has been waived or extended in a manner consistent with this Agreement); provided, however, that the right to terminate this Agreement under this Section 10.01(a) on account of a failure by the Company to meet, satisfy or achieve a Milestone may not be asserted by a Consenting Creditor if the Company’s failure to comply with such Milestone is caused by, or results from, the breach by such Consenting Creditor of its covenants, agreements or obligations under this Agreement;

(b)    the breach in any material respect by the Company or NCMI of any of the representations, warranties, or covenants of the Company or NCMI (respectively) set forth in this Agreement that remains uncured (if susceptible to cure) for ten (10) calendar days after the Required Consenting Creditors transmit a written notice in accordance with Section 13.11 hereof identifying any such breach;

(c)    subject to Section 7.03 hereof, the Company takes any action to propose or support an Alternative Proposal or announces its intention to pursue an Alternative Proposal, which proposal, support or announcement has not been withdrawn after three (3) Business Days’ written notice from the Required Consenting Creditors;

(d)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling or order that (i) would reasonably be expected to prevent the consummation of or materially alter the Restructuring Transactions, including, without limitation, the NCMI 9019 Settlement, and (ii) remains in effect for ten (10) Business Days after the Required Consenting Creditors transmit a written notice in accordance with Section 13.11 identifying any such issuance; provided, that, this termination right may not be exercised by any Consenting Creditor that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)    the Bankruptcy Court enters an order denying confirmation of the Plan or disallowing any material provision thereof (without the consent of the Required Consenting Creditors), and such order remains in effect for five (5) Business Days after entry of such order; provided, however, that if the denial of confirmation of the Plan (i) is due to a technical infirmity that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the economic recovery, rights of or terms provided to the Consenting Creditors under the Plan, the Consenting Creditors and the Company shall use commercially reasonable efforts to cure the technical infirmity causing the basis for the denial and, if the Required Consenting Creditors have agreed to such cure (evidenced in writing, which may be by email) within five (5) Business Days of such denial, then no Party may terminate this Agreement pursuant to this Section 10.01(e); provided, further, that nothing contained in this Section 10.01(e) shall be deemed to modify or extend any applicable Milestones;

(f)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by the Company seeking an order (without the prior written consent of the Required Consenting Creditors), (i) dismissing the Chapter 11 Case, (ii) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (iii) appointing, in the Chapter 11 Case, a trustee or examiner with expanded powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code; provided, that, an examiner appointed solely to review fees and expenses of professionals retained in the Chapter 11 Case shall not constitute a Termination Event under Section 10 hereof; (iv) terminating the Company’s exclusivity under Bankruptcy Code Section 1121; (v) rejecting this Agreement, which order is not reversed, stayed, or vacated within three (3) Business Days after the Required Consenting Creditors provide written notice to the other Parties that such order is materially inconsistent with this Agreement; (vi) rejecting the AMC ESA or Cinemark ESA or determining that the AMC ESA or Cinemark ESA cannot be assumed;

(g)    The Company enters into the New Regal Affiliate Advertising Agreement (i) without the prior consent of the Required Consenting Creditors, (ii) without first obtaining the Regal Approval Order, or (iii) and notwithstanding the Bankruptcy Court’s entry of the Regal Approval Order, another court of competent jurisdiction determines that the Company’s entry into the New Regal Affiliate Advertising Agreement does constitute an amendment, extension, restatement, or modification of the Regal ESA that results in a material amendment, extension, restatement, or modification of the AMC ESA or Cinemark ESA;

(h)    the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any material asset of the Company and such order materially and adversely affects the Company’s ability to operate its business in the ordinary course or to consummate the Restructuring Transactions;

(i)    the entry into, implementation, modification, amendment, filing of or making public any of the Definitive Documents without the consent of Required Consenting Creditors to the extent required by the consent rights in Section 3.02 of this Agreement;

(j)    subject to Section 7.03 hereof, the Company (i) proposes or supports an Alternative Proposal pursuant to a pleading filed in the Bankruptcy Court; (ii) publicly announces its intention not to pursue the Restructuring Transactions, (iii) takes any action in furtherance of its intention not to pursue or support the Restructuring Transactions, or (iii) files, publicly announces, or executes a definitive written agreement with respect to an Alternative Proposal;

(k)    upon (a) a filing by the Company of any motion, objection, application or adversary proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination or characterization of the Secured Debt Claims, and/or the liens securing any such Claims or asserting any other claim or cause of action against and/or with respect to any such Claims, liens, any Consenting Creditor or any Agent or Indenture Trustee under any of the relevant debt documents (or if the Company supports any such motion, application or adversary proceeding commenced by any third party) or (b) the entry of an order by the Bankruptcy Court providing relief adverse to the interests of any Consenting Creditor or any Agent or Indenture Trustee with respect to any of the foregoing claims, causes of action or proceedings, including an order granting standing to any other party to prosecute such claims, causes of action or proceedings;

(l)    the Company withdraws the Plan or files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement and such withdrawal, motion, or pleading has not been revoked or withdrawn within three (3) Business Days of receipt by the Company of written notice from the Required Consenting Creditors that such withdrawal, motion or pleading is inconsistent with this Agreement;

(m)    upon the delivery of a Termination Notice by the Company, or upon a failure to provide a Termination Notice when required, the Company provides notice to the other Parties hereto that it is exercising its rights pursuant to Section 7.03;

(n)    termination of the Company’s right to use Cash Collateral under the Cash Collateral Order;

(o)    after entry by the Bankruptcy Court of the Confirmation Order or the Cash Collateral Order, either of the Confirmation Order or the Cash Collateral Order is (i) reversed, dismissed, or vacated without the prior written consent of the Required Consenting Creditors, or (ii) modified or amended in a manner that is inconsistent with this Agreement without the prior written consent of the Required Consenting Creditors and such modification or amendment remains unchanged for a period of ten (10) days after the terminating Consenting Creditors deliver a written notice in accordance with Section 13.11 hereof;

(p)    the Company loses the exclusive right to file a chapter 11 plan or to solicit acceptances thereof pursuant to Section 1121 of the Bankruptcy Code;

(q)    subject to the terms of the Cash Collateral Order, failure of the Company to pay the Restructuring Fees and Expenses, as and when required; or

(r)    the Company fails to maintain its good standing under the Laws of any state or other jurisdiction in which it is incorporated or organized except to the extent that any failure to maintain such Company Party’s good standing arises solely from the filing of the Chapter 11 Cases.

10.02.    Company Termination Events. The Company may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.11 upon the occurrence of any of the following events (each a “Company Termination Event”):

(a)    the Consenting Creditors (which for the avoidance of doubt will not include NCMI for purposes of this Section 10.02) entitled to vote on the Plan will have failed to timely vote their Claims in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided, that, this termination event will not apply if sufficient holders of Claims have timely voted (and not withdrawn) their Claims to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with Section 1126 of the Bankruptcy Code;

(b)    if the Required Consenting Creditors give notice of termination of this Agreement pursuant to this Section 10;

(c)    the breach in any material respect of any representations, warranties, or covenants by any of the Consenting Creditors holding an amount of Secured Debt Claims that would result in the non-breaching Consenting Creditors holding less than 66.67% of the aggregate principal amount of the Secured Debt Claims that remains uncured for a period of ten (10) calendar days after the receipt by the breaching Consenting Creditors of written notice of such breach;

(d)    pursuant to Section 7.03 hereof, the manager, independent manager or such similar governing body of the Company (which for the avoidance of doubt, expressly excludes NCMI for purposes of this Section 10.02(d) other than in its capacity as manager of NCMI) determines in good faith, after consulting with external counsel (including counsel to the Company), (i) that proceeding with the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Proposal;

(e)    the Bankruptcy Court enters an order denying confirmation of the Plan, and such order remains in effect for five (5) Business Days after entry of such order; provided, however, that if the denial of confirmation of the Plan (i) is due to a technical infirmity that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the economic recovery, rights of or terms provided to the Consenting Creditors under the Plan, the Consenting Creditors and the Company shall use commercially reasonable efforts to cure the technical infirmity causing the basis for the denial and, if the Required Consenting Creditors have agreed to such cure (evidenced in writing, which may be by email) within five (5) Business Days of such denial, then no Party may terminate this Agreement pursuant to this Section 10.02(e); provided, further, that nothing contained in this Section 10.02(e) shall be deemed to modify or extend any applicable Milestones;

(f)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling or order that (i) would reasonably be expected to prevent the consummation of or materially alter the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Company transmits a written notice in accordance with Section 13.11 identifying any such issuance; provided, that, this termination right may not be exercised by the Company if the Company sought or requested such ruling in contravention of any obligation set out in this Agreement;

(g)    any Consenting Creditor files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of receipt by the applicable Consenting Creditor of written notice from the Company that such motion or pleading is inconsistent with this Agreement; provided, however, that it shall not constitute a Company Termination Event if the non-breaching Consenting Creditors continue to hold at least 66.67% of the aggregate principal amount of the Secured Debt Claims; or

(h)    one or more of the Consenting Creditors file or support any Alternative Proposal, modification, motion, or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan and such Alternative Proposal, modification, motion, or pleading has not been revoked before the earlier of (i) three (3) Business Days after the filing or supporting party receives written notice from the Company that such Alternative Proposal, modification, motion, or pleading is inconsistent with this Agreement or the Plan, and (ii) entry of an order of the Bankruptcy Court approving such

Alternative Proposal, modification, motion, or pleading; provided, however that it shall not constitute a Company Termination Event if the non-breaching Consenting Creditors continue to hold at least 66.67% of the aggregate principal amount of the Secured Debt Claims.

10.03.    NCMI Termination Event. This Agreement may be terminated by NCMI, solely as to NCMI, by the delivery to the Company and the Consenting Creditors of a written notice in accordance with Section 13.11 hereof upon the occurrence and continuation of any of the following events (each, an “NCMI Termination Event”):

(a)    the breach in any material respect by any of the Consenting Creditors holding an amount of Secured Debt Claims that would result in the non-breaching Consenting Creditors holding less than 66.67% of the aggregate principal amount of the Secured Debt Claims of any of the representations, warranties, or covenants of the Consenting Creditors set forth in this Agreement that materially, directly, and adversely affects the rights of NCMI or materially, directly, and adversely implicates the NCMI 9019 Settlement Agreement that remains uncured (if susceptible to cure) for ten (10) calendar days after NCMI transmits a written notice in accordance with Section 13.11 hereof identifying any such breach;

(b)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling or order that (i) would reasonably be expected to prevent the consummation of or materially alter the Restructuring Transactions including, without limitation, the NCMI 9019 Settlement and (ii) remains in effect for ten (10) Business Days after NCMI transmits a written notice in accordance with Section 13.11 identifying any such issuance; provided, that, this termination right may not be exercised by NCMI if it sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)    the Bankruptcy Court enters an order denying confirmation of the Plan or a material provision thereof that directly and adversely affects NCMI (without the consent of NCMI, solely to the extent required by the NCMI Consent Right), and such order remains in effect for five (5) Business Days after entry of such order; provided, however, that if the denial of confirmation of the Plan (i) is due to a technical infirmity that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the economic recovery, rights of or terms provided to NCMI under the Plan, NCMI and the Company shall use commercially reasonable efforts to cure the technical infirmity causing the basis for the denial and, if NCMI has agreed to such cure (evidenced in writing, which may be by email) within five (5) Business Days of such denial, then no Party may terminate this Agreement pursuant to this Section 10.03(c); provided, further, that nothing contained in this Section 10.03(c) shall be deemed to modify or extend any applicable Milestones;

(d)    the Company fails to timely provide for payments in full pursuant to the MSA and such non-payment remains uncured for a period of seven (7) Business Days following the Company’s receipt of notice from NCMI, pursuant to Section 13.11 hereof;

(e)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by the Company seeking an order (without the prior written consent of NCMI), (i) dismissing the Chapter 11 Case, (ii) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (iii) appointing, in the Chapter 11 Case, a trustee or examiner with expanded powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code; provided, that, an examiner appointed solely to review fees and expenses of professionals retained in the Chapter 11 Case shall not constitute a Termination Event under Section 10 hereof; (iv) rejecting this Agreement, which order is not reversed, stayed, or vacated within three (3) Business Days after the Required Consenting Creditors provide written notice to the other Parties that such order is materially inconsistent with this Agreement; or (v) rejecting the AMC ESA or Cinemark ESA or determining that the AMC ESA or Cinemark ESA cannot be assumed;

(f)    the entry into, implementation, modification, amendment, filing of or making public any of the Definitive Documents without the consent of NCMI, solely to the extent required by the NCMI Consent Right;

(g)    subject to Section 7.03 hereof, the Company (i) proposes or supports an Alternative Proposal pursuant to a pleading filed in the Bankruptcy Court; (ii) publicly announces its intention not to pursue the Restructuring Transactions, (iii) takes any direct action in furtherance of its intention not to pursue or support the Restructuring Transactions, or (iii) files, publicly announces, or executes a definitive written agreement with respect to an Alternative Proposal;

(h)    the Company withdraws the Plan or files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with the NCMI Consent Right and such withdrawal, motion, or pleading has not been revoked or withdrawn within three (3) Business Days of receipt by the Company of written notice from NCMI that such withdrawal, motion or pleading is inconsistent with the NCMI Consent Right;

(i)    after entry by the Bankruptcy Court of the Confirmation Order, the Confirmation Order is (i) reversed, dismissed, or vacated without the prior written consent of NCMI, or (ii) materially modified or amended in a manner that is inconsistent with the NCMI Consent Right without the prior written consent of NCMI and such modification or amendment remains unchanged for a period of ten (10) days after NCMI delivers a written notice in accordance with Section 13.11 hereof; or

(j)    upon the delivery of an Termination Notice by the Company, or upon a failure to provide an Termination Notice when required, the Company provides notice to the other Parties hereto that it is exercising its rights pursuant to Section 7.03.

10.04.    Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement between the Required Consenting Creditors, the Company, and NCMI.

10.05.    Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the earlier of (a) the Plan Effective Date and (b) the Outside Date.

10.06.    Effect of Termination. After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents, agreements, undertakings, tenders, waivers, forbearances, ballots and votes delivered by a Party subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit the Company, any of the Consenting Creditors, or NCMI from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of the Company or the ability of the Company to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against the Company, and (c) any right or the ability of NCMI, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Company Interests. No purported termination of this Agreement shall be effective under this Section 10.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 10.02(d). Nothing in this Section 10.06 shall restrict the Company’s right to terminate this Agreement in accordance with Section 10.02(d). For the avoidance of doubt, each of the Parties waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

Section 11.    Transfer of Company Claims / Interests.

11.01.    During the Restructuring Support Period, neither [NCMI] nor any Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either: (i) the transferee executes and delivers to counsel to the Company, at or before the time of the proposed Transfer, a Transfer Agreement; or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company at or before the time of the proposed Transfer.
11.02.    Upon compliance with the requirements of Section 11.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 11.01 shall be void ab initio.

11.03.    This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditors be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company or counsel to the Consenting Creditors) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company within five (5) Business Days of such acquisition.
11.04.    This Section 11 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims/Interests.
11.05.    Notwithstanding Section 11.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Joinder or Transfer Agreement in respect of such Company Claims/Interests if: (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 11.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 11.01. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee. For the avoidance of doubt, if a Qualified Marketmaker acquires any Company Claims/Interests from a Consenting Creditor and is unable to transfer such Company Claims/Interests within the five (5) Business Day-period referred to above, the Qualified Marketmaker shall execute and deliver a Transfer Agreement in respect of such Company Claims/Interests.
11.06.    Notwithstanding anything to the contrary in this Section 11, the restrictions on Transfers set forth in this Section 11 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.
11.07.    A Person that owns or controls Secured Debt Claims may become a party hereto as a Consenting Creditor by executing and delivering to counsel to the Company and to counsel to the Ad Hoc Group and NCMI a Joinder, in which event such Person shall be deemed to be a Consenting Creditor hereunder to the extent of the Claims against the Company owned and controlled by such Person.

Section 12.    Amendments and Waivers.

12.01.    This Agreement (including as to the required content of any Definitive Document) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

12.02.    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing by each of (i) the Company and (ii) the Required Consenting Creditors consistent with Section 13.20 hereof. In addition, subject to the Required Consenting Creditors’ and the Company’s consent rights set forth in Section 3.02 hereof (x) NCM, Inc.’s consent or reasonable consent shall be required for the matters expressly requiring NCM, Inc.’s consent or reasonable consent as set forth in the Agreement (y) the language or provisions in the Disclosure Statement, the Plan, the Plan Term Sheet, the Confirmation Order, and the Governance Documents that materially and directly affect NCM, Inc. shall be acceptable to NCMI, and (z) the Restructuring Transaction Memorandum and any documents implementing or seeking authority to enter into the NCMI 9019 Settlement shall be in form and substance acceptable to NCMI (the consent rights in clauses (x), (y) and (z), collectively, the “NCMI Consent Right”); provided that, with regard to NCMI’s consent over the Disclosure Statement, the Disclosure Statement need only be consistent with the terms of this Agreement (including applicable terms of the Plan Term Sheet) and otherwise be reasonably acceptable to the Company, the Required Consenting Creditors, and NCMI.

12.03.    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law.

12.04.    Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to this Section 12, or otherwise, including a written approval by the Company, the Required Consenting Creditors, and NCMI, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

12.05.    Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

Section 13.    Miscellaneous.
13.01.    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of Sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws, provisions of the Bankruptcy Code, and/or other applicable law.
13.02.    Entire Agreement. This Agreement, and the attached exhibits, annexes, and schedules, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement and Parties in entering into this Agreement, are not relying on any other representation or warranties other than as set forth in this Agreement; provided, however, that any Confidentiality Agreement executed by any Consenting Creditor or Creditor Professional and the Fee Letters shall survive this Agreement and shall continue to be in full force and effect in accordance with their terms.
13.03.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. Subject to the foregoing, in the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.
13.04.    Survival of Agreement. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in Section 10.06 and Section 12, and any defined terms used in any of the forgoing sections shall survive such termination and shall continue in full force and effect with respect to all Parties in accordance with the terms hereof survive such termination and shall continue in full force and effect in accordance with the terms hereof. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and in contemplation of the Chapter 11 Case, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of Section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Case, if any, with respect to the foregoing.
13.05.    No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.
13.06.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by email in portable document format (.pdf).
13.07.    Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint nor joint and several. No Consenting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Consenting Creditors. It is understood and agreed that no Consenting Creditor has any fiduciary duty, any duty of trust or confidence in any kind or form, or any other duties or responsibilities with any of the other Consenting Creditor or any other creditor, stakeholder, party in interest or other party, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Creditor may trade in the Company Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting Creditor, subject to applicable securities laws and Section 10 of this

Agreement; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement.
13.08.    No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All Causes of Action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any Party (including any person negotiating or executing this Agreement on behalf of a Party), nor any past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a Party) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.
13.09.    Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.
13.10.    JURY TRIAL, GOVERNING LAW AND DISPUTE RESOLUTION.

(a)    THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK OR THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY

SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING CONTEMPLATED HEREBY.

(b)    Notwithstanding any of the foregoing, if the Chapter 11 Case is commenced, nothing in this Section shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of this Agreement.

13.11.    Notice. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, mailed (first class postage prepaid) or by email to the Parties at the below addresses, or e-mail addresses. For the avoidance of doubt when written notice to the Required Consenting Creditors, and/or NCMI is required by this Agreement, email to Required Consenting Creditors’ counsel, and/or NCMI’s counsel from the Company’s counsel shall be sufficient.

If to the Company:

National CineMedia, LLC
6300 S. Syracuse Way #300
Centennial, CO 80111
Attn: Maria Woods, EVP, General Counsel and Secretary
E-mail Address:    maria.woods@ncm.com
-and-

Carol Flaton
210 Mudge Pond Road
Sharon, CT 06069
E-mail Address: carol.flaton@hamlinpartners.com

With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn: Paul M. Basta; Kyle J. Kimpler; Sarah Harnett; Shafaq Hasan
E-mail Address:     pbasta@paulweiss.com
kkimpler@paulweiss.com
sharnett@paulweiss.com
shasan@paulweiss.com

If to NCMI or NCMI II, LLC:

National CineMedia, Inc.
6300 S. Syracuse Way #300
Centennial, CO 80111

Attn: Maria Woods, EVP, General Counsel and Secretary
E-mail Address:    maria.woods@ncm.com
With a copy to:
Latham & Watkins, LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: George Davis; Suzzanne Uhland; Adam Ravin
E-mail Address:    george.davis@lw.com
    suzzanne.uhland@lw.com
    adam.ravin@lw.com

If to any member of the Ad Hoc Group, to the address set forth beneath such lender’s signature block, with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attn: Scott J. Greenberg; Jason Zachary Goldstein; Keith Martorana
E-mail Address:     sgreenberg@gibsondunn.com
jgoldstein@gibsondunn.com
kmartorana@gibsondunn.com

If to any Consenting Creditor not in the Ad Hoc Group:

To the address (if any) specified on the signature page of this Agreement for the applicable Consenting Creditors, as applicable.

13.12.    Third-Party Beneficiaries; Successors and Assigns. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective permitted successors and permitted assigns, as applicable, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.
13.13.    Conflicts Between the Plan Term Sheet and this Agreement. In the event of any conflict among the terms and provisions in the Plan Term Sheet and this Agreement, the terms and provisions of the Plan Term Sheet shall control. Nothing contained in this Section 13.13 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Plan Term Sheet as set forth in Section 12 herein.

13.14.    Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

13.15.    Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring Transactions. Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and will exercise commercially reasonable efforts with respect to, the negotiation, drafting and execution and delivery of the Definitive Documents. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 13.15 shall not limit the right of any party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 3.02).

13.16.    Severability. If any provision of this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as enforceable.

13.17.    Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties shall claim or seek to recover from any other Party on the basis of anything in this Agreement any punitive, special, indirect or consequential damages or damages for lost profits.
13.18.    Disclosure; Publicity. The Company shall deliver drafts to Gibson Dunn as counsel to the Ad Hoc Group and counsel to NCMI of any press releases that constitute disclosure of the existence of the existence or terms of this Agreement or any amendment to the terms of this Agreement to the general public (each, a “Public Disclosure”) at least two (2) Business Days before making any such disclosure (if practicable, and if two (2) Business Days before is not practicable, then as soon as practicable), and Gibson Dunn and Latham shall be authorized to share such Public Disclosure with their respective clients. Any such disclosure shall be reasonably acceptable to the Required Consenting Creditors and NCMI. Except as required by law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Creditor, no Party or its advisors will disclose to any person (including, for the avoidance of doubt, any other Consenting Creditors), other than to the Company’s advisors, the principal amount or percentage of any Company Claims/Interests, or any other securities of the Company held by any Consenting Creditor without such Consenting Creditor’s prior written consent; provided, that, (i) if such disclosure is required by law, subpoena, or other legal process or regulation, to the extent permitted by applicable law, the disclosing Party will afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and will take all reasonable measures to limit such disclosure and (ii) the foregoing will not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims held by all the Consenting Creditors collectively. Notwithstanding the provisions in this Section 13.18, if consented to in writing by a Consenting Creditor, any Party hereto may disclose such Consenting Creditor’s individual holdings.
13.19.    Professional Fees & Expenses. The Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses of the Creditor Professionals,

consistent with the existing fee payment arrangements between the Company and such advisors under any Fee Letters or other agreements, as applicable.

13.20.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Debtors, the Required Consenting Creditors, and NCMI, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.21.    Qualification on Consenting Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Creditor that is a separately managed account of an investment manager are being made only with respect to the Company Claims/Interests managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Creditor that are not held through accounts managed by such investment manager.

13.22.    Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company.

13.23.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.24.    Several, Not Joint and Several, Obligations. Except as otherwise expressly set forth herein, the agreements, representations, warranties, liabilities and obligations of the Consenting Creditors under this Agreement are, in all respects, several and not joint nor joint and several.

[Signature Pages To Follow]

Company’s Signature Page to
the Restructuring Support Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

NATIONAL CINEMEDIA, LLC

By:	/s/ Ronnie Ng

Name: Ronnie Ng

Authorized Signatory

NMCI’s Signature Page to
the Restructuring Support Agreement

NATIONAL CINEMEDIA, INC.

By:	/s/ Thomas F. Lesinski
Name: Thomas F. Lesinski
Title: Chief Executive Officer

NCMI II, LLC Signature Page to
the Restructuring Support Agreement

NCMI II, LLC

By:	/s/ Thomas F. Lesinski
Name: Thomas F. Lesinski
Title: Authorized Signatory

[All Consenting Creditor Signature Pages on file with the Company].

Exhibit A

Plan Term Sheet

THIS PLAN TERM SHEET IS NEITHER AN OFFER TO BUY OR SELL ANY SECURITY NOR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS PLAN TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES THERETO. UNTIL THE AGREEMENT EFFECTIVE DATE, NOTHING HEREIN CONSTITUTES AN AGREEMENT, UNDERSTANDING OR COMMITMENT TO EFFECTUATE OR IMPLEMENT A RESTRUCTURING ON THE TERMS DESCRIBED HEREIN OR ON ANY OTHER TERMS.
Plan Term Sheet
This term sheet (this “Plan Term Sheet”) sets forth certain material terms of a proposed restructuring of National CineMedia, LLC (“NCM” or the “Debtor”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the restructuring support agreement to which this Plan Term Sheet is attached (together with all exhibits and supplements attached thereto, including this Plan Term Sheet, the “Restructuring Support Agreement”).
This Plan Term Sheet does not include a description of all the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring Transactions, which remain subject to negotiation and completion in accordance with the Restructuring Support Agreement and applicable bankruptcy law. The documents executed to effectuate the Restructuring Transactions will not contain any material terms or conditions that are inconsistent in any material respect with this Plan Term Sheet or the Restructuring Support Agreement.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS
Chapter 11 Case
The Restructuring Transactions will be consummated through the commencement of a pre-arranged Chapter 11 Case under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas.
Pursuant to the Restructuring Support Agreement, and subject to the terms and conditions thereof, NCM, NCMI, and the Consenting Creditors have agreed to support the Restructuring Transactions.

Restructuring Overview
The Restructuring Transactions shall include the following transactions, among others, as set forth in further detail in this Term Sheet:
(a)the Up-C Structure shall remain in place to enable NCM and NCMI to continue to comply with the Joint Venture Agreements;

(b)the Secured Debt Claims shall be cancelled and each holder of Secured Debt Claims, or their designee(s), will be deemed to have initially received its pro rata share of 100% of the newly issued equity interests in Reorganized NCM (the “New NCM Common Units”), subject to dilution by (i) the equity issued pursuant to the Post-Emergence Management Incentive Plan, (ii) the NCMI Contribution Units, (iii) New NCM Common Units issued after the Plan Effective Date to counterparties to the ESAs pursuant to the CUAA, if any, and (iv) the New NCM Warrants, if any, and subject to (A) reallocation pursuant to the NCMI 9019 Settlement and (B) the following considerations, the “Structuring Considerations”):

(i)holders of Secured Debt Claims (other than NCMI), or their designee(s), shall have the option to have their New NCM Common Units immediately redeemed into a corresponding amount of common shares of NCMI, and thus receive common shares of NCMI in lieu of New NCM Common Units; (an “NCMI Election”); holders that do not make an NCMI Election (subject to holdings thresholds to be reasonably agreed) may execute a tax receivable agreement with NCMI and Reorganized NCM substantially similar to the provisions of the TRA entitling such holders to share in tax benefits arising from such holder’s later exchange of New NCM Common Units for NCMI common shares with modifications necessary to address the administrative burden and expense associated with the number of holders party to the agreement; [1,2]

1     Secured Debt Claims include $27.3 million of Secured Debt Claims held by NCMI (the “NCMI Secured Debt Claims”)
2 After giving effect to the NCMI 9019 Settlement, the NCMI 9019 Capital Contribution, the deemed issuance of additional units pursuant thereto, and to the distribution to NCMI on account of the NCMI Secured Debt Claims, (i) the holders of Secured Debt Claims (other than NCMI) shall receive 86.2% of the New NCM Common Units and (ii) NCMI will receive 13.8% of the New NCM Common Units; provided, however, that at all times on and after the Plan Effective Date, the number of outstanding common shares of NCMI shall be equal to the number of NCM Common Units that NCMI holds in Reorganized NCM.

(ii)holders of Secured Debt Claims (other than NCMI), or their designee(s), shall have the option to transfer their Secured Debt Claims to one or more newly formed entities prior to or on the Plan Effective Date to facilitate the holding and distribution of New NCM Common Units and/or common shares of NCMI to the holders of Secured Debt Claims or their designee(s) (any such entity holding Secured Debt Claims (x) that is, and have at all times has been, classified as an association taxable as a corporation for U.S. federal income tax purposes, (y) has, since inception owned no material assets other than (1) cash, (2) Secured Debt Claims, and/or (3) New NCM Common Units and/or NCMI common shares issued in exchange therefor and (z) has, since inception, incurred no material liabilities other than liabilities arising as a result of ownership of assets described in clause (y) the “Blocker Entities”);

(iii)holders of equity in Blocker Entities shall have the right to require that Blocker Entities be merged with or acquired by NCMI or an affiliate thereof, such that the holders of such Blocker Entities receive common shares of NCMI; and

(iv)NCMI will promptly take all actions necessary to ensure the foregoing can be accomplished in connection with the Plan Effective Date, including but not limited to (A) promptly conducting a shareholder vote (the “Shareholder Vote”) to (x) consummate an Increased Share Authorization Event to account for the common shares of NCMI that will be (1) issuable to all holders of Secured Debt Claims (or their designee(s)) that have elected to receive common shares of NCMI or (2) issuable to holders of New NCM Common Units that elect to redeem their New NCM Common Units in exchange for common shares of NCMI, (y) to the extent necessary, approve one or more mergers with or acquisitions of Blocker Entities and (z) approve any additional matters in connection with the Restructuring Transactions, and (B) issuing the Preferred Shares to the holders of Secured Debt Claims, their designee(s) or Blocker Entities to ensure that holders of the New NCM Common Units have voting rights at NCMI equal to their economic interests in NCM; and

(v)the foregoing structure related to the issuance and distribution of New NCM Common Units and/or shares of NCMI as it relates to the holders of Secured Debt Claims shall be in form and substance acceptable to the Required Consenting Creditors;

(c)holders of the existing equity interests in NCM (the “Existing NCM Common Units”) shall not receive any distribution on account of such existing equity interests and such Existing NCM Common Units shall be cancelled;

(d)pursuant to the NCMI 9019 Settlement (which will be in form and substance acceptable to NCM, NCMI and the Required Consenting Creditors (collectively, the “RSA Parties”):

(i)the holders of Secured Debt Claims (including NCMI) will be deemed to reallocate 9% of the total New NCM Common Units to NCMI (the “NCMI Settlement Units”), which interests will equal 9% of the initial total New NCM Common Units, subject to dilution as set forth in (b) above (the “NCMI Unit Reallocation”); and

(ii) NCMI shall make a capital contribution of all existing NCMI cash on hand as of the Plan Effective Date (in an estimated amount of approximately $15 million) into NCM (the “NCMI 9019 Capital Contribution”) and NCM will be deemed to have issued an additional 31,521,757New NCM Common Units to NCMI (the “NCMI Contribution Units”); provided, however, that the NCMI Contribution Units will be adjusted up or down based on the exact amount of the NCI 9019 Capital Contribution;

(e)Each of the Joint Venture Agreements (other than the Regal ESA if it is terminated subject to the treatment described below) shall be assumed on the Plan Effective Date pursuant to the Plan;

(f)NCMI shall continue as a public company to, among other things, (i) ensure future performance of NCM’s and NCMI’s obligations under the CUAA, and (ii) permit the redemption of New NCM Common Units into NCMI stock on a one-to-one basis;

(g)NCM shall emerge without any debt unless, following the NCMI 9019 Capital Contribution, to adequately fund Reorganized NCM, NCM seeks to obtain a revolving credit facility (an “RCF”) from a third party lending institution; provided, that if, despite its best efforts, NCM is unable to obtain an RCF in an amount and on terms in each case reasonably acceptable to the Required Consenting Creditors, an exit facility shall be provided by one or more members of the Ad Hoc Group in the form, solely or partially, of a first lien term loan provided by Consenting Creditors on arm’s-length terms in an amount estimated to be required to adequately fund the business (such amount to be determined among the Required Consenting Creditors, NCM, and their advisors);

(h)the Restructuring Transactions will be effectuated and structured in a tax-efficient and cost-efficient manner for NCM and NCMI, in each case as reasonably agreed by the RSA Parties; and
(i)the Restructuring Transactions will be consummated on the Plan Effective Date (or as soon as reasonably practicable thereafter).

Use of Cash Collateral
The Consenting Creditors that constitute (i) Required Lenders under the Term Loan Credit Agreement (as defined therein); (ii) Required Lenders under the 2022 Revolving Credit Agreement (as defined therein); and (iii) the majority of the Secured Noteholders under the Secured Note indenture hereby consent to NCM’s use of Cash Collateral (as defined in the Cash Collateral Order) on terms and conditions acceptable to NCM and such Consenting Creditors, consistent with the Restructuring Support Agreement and in accordance with the terms of the interim and final Cash Collateral Orders, a copy of which is annexed hereto as Exhibit 1.

TREATMENT OF CLAIMS OR INTERESTS
On the Plan Effective Date, or as soon as is reasonably practicable thereafter, each holder of an allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described in this Plan Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed Claim or Interest, except to the extent less favorable treatment is agreed to by the Debtor and the holder of such allowed Claim or Interest.
Treatment of Administrative and Priority Tax Claims
Each holder of an allowed Administrative Claim and Priority Tax Claim shall receive (i) cash in an amount equal to such allowed Claim or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
As used in this Term Sheet, “Administrative Claims” means a Claim incurred by the Debtor on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Case entitled to priority under Sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Plan Effective Date of preserving the Debtor’s estate and operating the Debtor’s businesses; (b) allowed Professional Fee Claims; and (c) all fees and charges assessed against the estate pursuant to Section 1930 of Chapter 123 of title 28 of the United States Code.
As used in this Term Sheet, a “Priority Tax Claims” means any Claim of a governmental unit of the kind specified in Section 507(a)(8) of the Bankruptcy Code.[3]

Treatment of Other Secured Claims
Each holder of an Other Secured Claim shall receive, at the election of the Debtor or Reorganized NCM, as applicable: (a) payment in full in cash; (b) the collateral securing its Other Secured Claim; (c) reinstatement of its Other Secured Claim; or (d) such other treatment rendering its Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.
As used in this Term Sheet, “Other Secured Claims” means a Claim (i) secured by a lien on collateral to the extent of the value of such collateral as (a) set forth in the Plan, (b) agreed to by the holder of such Claim and the Debtor, or (c) determined by a final order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code, other than a Secured Debt Claim.
Unimpaired – Presumed to Accept.

3     As used herein, “Professional Fee Claims” means all claims for the compensation and the reimbursement of expenses incurred by professionals retained by the Debtor or its estate pursuant to sections 327, 363, or 1103 of the Bankruptcy Code through and including the date of Confirmation under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

Treatment of Other Priority Claims
Each holder of an Other Priority Claim shall receive, at the election of the Debtor or Reorganized NCM, as applicable, payment in full in cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
As used in this Term Sheet, “Other Priority Claim” means any Claim other than an Administrative or Priority Tax Claim that is entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code.
Unimpaired – Presumed to Accept.

Treatment of Secured Debt Claims
Each holder of a Secured Debt Claim shall be deemed to have received its pro rata share of 100% of the New NCM Common Units, subject to the Structuring Considerations and the reallocation pursuant to the NCMI 9019 Settlement, and subject to dilution by (i) the equity issued pursuant to the Post-Emergence Management Incentive Plan, (ii) the NCMI Contribution Units, (iii) New NCM Common Units issued after the Plan Effective Date to counterparties to the ESAs pursuant to the CUAA, if any, and (iv) the New NCM Warrants.
Impaired – Entitled to Vote.

Treatment of Unsecured Funded Debt Claims
If no committee comprised of general unsecured creditors is appointed in this Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code (a “Creditors’ Committee”), each holder of an Unsecured Funded Debt Claim shall receive its pro rata share of the New NCM Warrants; provided, however, if a Creditors’ Committee is appointed, holders of Unsecured Funded Debt Claims shall receive no recovery or such recovery as to be agreed upon by the Required Consenting Creditors and NCM.
Impaired – Entitled to Vote.
As used in this Term Sheet, “New NCM Warrants” means the five-year warrants issued pursuant to the Plan and the New Warrant Agreement, which shall be exercisable at a total equity value, calculated as of the Plan Effective Date, of $1.04 billion, for five percent (5%) of all outstanding New NCM Common Units, but subject to dilution from (i) equity issued pursuant to the Post-Emergence Management Incentive Plan, and (ii) New NCM Common Units issued after the exercise of the New NCM Warrants to counterparties to the ESAs pursuant to the CUAA, if any.
As used in this Term Sheet, “New Warrant Agreement” means that certain agreement providing for, among other things, the issuance of the New NCM Warrants, which (i) shall not include any Black-Scholes protections, and (ii) shall be in form and substance acceptable to NCM and the Required Consenting Creditors.

Treatment of General Unsecured Claims
If no Creditors’ Committee is appointed in this Chapter 11 Case, each holder of a General Unsecured Claim shall be paid in full in cash on account of such claims either (i) on the Plan Effective Date or (ii) on the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such claims; provided, however, if a Creditors’ Committee is appointed, holders of General Unsecured Claims shall receive no recovery or such recovery as to be agreed upon by the Required Consenting Creditors and NCM.
As used in this Term Sheet, “General Unsecured Claim” means any Claim against the Debtor that is not an Administrative Claim, Priority Tax Claim, Secured Debt Claim, Other Secured Claim, Other Priority Claim, Unsecured Funded Debt Claim or Section 510(b) Claim.
Unimpaired – Presumed to Accept / Impaired - Deemed to Reject.

Treatment of Section 510(b) Claims
Each holder of Section 510(b) Claims will receive no recovery on account of such claims.
As used in this Term Sheet, “Section 510(b) Claims” means any Claim against the Debtor: (a) arising from the rescission of a purchase or sale of a security of the Debtor or an affiliate of the Debtor; (b) for damages arising from the purchase or sale of such a security; (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim; or (d) otherwise subordinated pursuant to Section 510(b) of the Bankruptcy Code.
Impaired – Deemed to Reject.

Treatment of Existing Interests in NCM	Each holder of Existing NCM Common Units shall receive no recovery on account of such Interest in the Debtor and such Interests shall be cancelled. Impaired – Deemed to Reject.
OTHER TERMS OF THE RESTRUCTURING

NCMI 9019 Settlement
The Plan shall incorporate the NCMI 9019 Settlement, pursuant to which, among other things, NCMI shall:
(a)affirm its obligations under the Joint Venture Agreements (other than the Regal ESA, if such agreement is terminated), including NCMI’s continued performance under the TRA and CUAA;
(b)maintain the Up-C Structure on and after the Plan Effective Date;
(c)take all necessary corporate actions to facilitate the Restructuring Transactions;
(d)NCMI, as manager of NCM, shall cause the issuance of New NCM Common Units to the holders of Secured Debt Claims (subject to the Structuring Considerations) as set forth herein and in the Plan;
(e)make the NCMI 9019 Capital Contribution to NCM on the Plan Effective Date and receive the NCMI Contribution Units;
(f)issue the Preferred Shares to the holders of Secured Debt Claims, their designee(s), or the Blocker Entities; and
(g)enter into the Director Designation Agreements.
Pursuant to the NCMI 9019 Settlement, NCMI shall be deemed to receive the applicable percentage of New NCM Common Units set forth in footnote 2 herein.
The NCMI Contribution Units shall (i) dilute any New NCM Common Units issued to holders of Secured Debt Claims (or their designee(s) and/or the Blocker Entities), or reallocated to NCMI pursuant to the NCMI Unit Reallocation under the Plan, and (ii) be diluted by any New NCM Common Units issued pursuant to the Post-Emergence Management Incentive Plan or issued after the Plan Effective Date pursuant to the CUAA.
As used in this Term Sheet, “Preferred Shares” means preferred stock of NCMI entitling the holders thereof to voting rights equal to the economic interests held by such holders in Reorganized NCM, the terms of which will be set forth in the Plan Supplement and shall be acceptable to the RSA Parties.

ESAs and ESA Counterparties[4]
NCM shall assume the AMC ESA, Cinemark ESA, TRA, and CUAA pursuant to the Plan on the Plan Effective Date and cure any defaults thereunder in accordance with the Bankruptcy Code; provided, however, that any obligation to issue additional units to AMC, Cinemark or Regal pursuant to the CUAA that accrues prior to Plan Effective Date shall be treated as an existing Interest in NCM under the Plan and receive no recovery.
Following the Plan Effective Date, AMC and Cinemark shall be entitled to receive New NCM Common Units pursuant to the terms of the CUAA. Prior to any Increased Share Authorization Event, any existing authorized but unissued shares of NCMI shall be reserved by NCMI for the redemption of New NCM Common Units by the ESA Counterparties pursuant to the CUAA.
NCM shall assume the Regal ESA; provided, however, that NCM shall terminate the Regal ESA if (A) both (i) the Regal ESA is rejected in Regal’s pending chapter 11 case pursuant to a Final Order, and (ii) it is determined, pursuant to a Final Order, that NCM’s non-compete rights do not survive rejection thereof, or (B) NCM enters into the New Regal Affiliate Advertising Agreement; provided, however, NCM shall only enter into the New Regal Affiliate Advertising Agreement if the following conditions precedent are satisfied:
(a)Regal agrees to waive, relinquish, and terminate all of Regal’s rights under the Joint Venture Agreements, including, without limitation, any rights it may have as a “Founding Member”;
(b)to the extent Regal owns any interests in NCM or NCMI, Regal agrees to support the Restructuring Transactions and take all necessary steps to implement the Restructuring Transactions; and
(c)NCM first obtains the Regal Approval Order.
As used in this Term Sheet, “Increased Share Authorization Event” means an increase in the amount of authorized shares of common stock of NCMI to be issued, whether through an increase in authorized shares, a reverse stock split or otherwise, in accordance with NCMI’s organizational documents.

Reorganized NCM Governance
Reorganized NCM shall continue to be operated pursuant to the LLC Agreement, as such agreement may be amended on the Plan Effective Date as necessary to implement the Restructuring Transactions; provided, that, any such amendments shall be subject to the consent of the RSA Parties.
Reorganized NCM shall continue to be managed by NCMI pursuant to the LLC Agreement and the MSA, and the MSA shall be assumed on the Plan Effective Date.

New NCM Common Unit Redemption
The New NCM Common Units shall be redeemable into shares of common stock of NCMI on a one-to-one basis pursuant to the terms of the LLC Agreement (as may be amended on the Plan Effective Date), subject to the Structuring Considerations.

Holders of the New NCM Common Units and any NCMI common shares held as a result of the redemption of New NCM Common Units into NCMI common shares shall be entitled to customary registration rights.

4     For purposes hereof, the “ESA Counterparties” refer to AMC, Cinemark, and Regal.

NCMI Board
On the Plan Effective Date, the board of directors at NCMI shall be replaced with a new board of directors (the “New Board”). The New Board shall initially include nine (9) members with the following composition:
(a)Six (6) directors shall be designated by the Required Consenting Creditors, three (3) of whom must be independent pursuant to NASDAQ’s corporate governance requirements;
(b)Two (2) directors shall be nominated by NCMI’s current Nominating Committee, both of which must be independent pursuant to NASDAQ’s corporate governance requirements; provided, that, the Nominating Committee in place prior to the Plan Effective Date shall appoint such initial directors for a term of one (1) year, and any subsequent appointments shall be made by the Nominating Committee as constituted after the Plan Effective Date (as it may be reconstituted from time to time); and
(c)the Chief Executive Officer of NCMI.
Following the Plan Effective Date, the composition of the board of directors at NCMI shall be populated in accordance with the Director Designation Agreements.
If, immediately after the Plan Effective Date (and after giving effect to the Restructuring Transactions), Cinemark retains a five percent (5%) or greater interest in NCMI, then the New Board shall be expanded to eleven (11) members and Cinemark shall appoint two (2) additional directors, one of whom must be independent, in accordance with any director designation agreement between NCMI and Cinemark.
For the one year-period noted above, if Reorganized NCM and NCMI collectively have more than $15 million in liquidity, including unrestricted cash and revolver availability, any related-party transaction with the Consenting Creditors or their affiliates at Reorganized NCM or NCMI (including, but not limited to, any transaction involving the incurrence of new debt or any issuance of equity, equity derivative or convertible debt at Reorganized NCM LLC or NCMI issued to the Consenting Creditors or their affiliates) requires the affirmative consenting vote of (i) both independent directors appointed by the Nominating Committee or (ii) two-thirds of following: all the independent directors of the board and the Chief Executive Officer in the aggregate, voting as one group.
As used in this Term Sheet, “Director Designation Agreements” means those certain agreements between NCMI, NCM, and certain members of the Ad Hoc Group providing those members the right to appoint directors to the New Board. The Director Designation Agreements shall be included in the Plan Supplement.

OTHER TERMS OF THE RESTRUCTURING

Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any transactions described in, approved by, contemplated by or necessary to consummate the Plan and the Restructuring Transactions, and to take certain preparatory actions (including but not limited to the Structuring Considerations) prior to the Plan Effective Date. On the Plan Effective Date, Reorganized NCM shall issue all securities, notes, instruments, certificates and other documents required to be issued pursuant to the Plan, the Restructuring Transactions and the Structuring Considerations.
Executory Contracts and Unexpired Leases	The Plan will provide that any executory contracts and unexpired leases that are not rejected as of the Plan Effective Date, either pursuant to the Plan or a separate motion, shall be deemed assumed by NCM.
Cancellation of Notes, Instruments, Certificates, and Other Documents
On the Plan Effective Date, except to the extent otherwise provided in this Plan Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing claims or interests, including credit agreements and indentures, shall be cancelled, and NCM’s obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Tax Matters	The parties shall work together in good faith and use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax efficient manner for NCM, NCMI, and the Required Consenting Creditors.
Exemption from SEC Registration	The issuance of securities under the Plan will be exempt from SEC registration under section 1145 of the Bankrupty Code to the fullest extent permitted thereby.
Retained Causes of Action
Reorganized NCM shall retain all rights to commence and pursue any causes of action, other than any causes of action that NCM has released pursuant to the release and exculpation provisions contemplated under this Plan Term Sheet and as set forth in the Plan.

Releases	The Plan will include customary releases and exculpations in favor of, among other parties, (i) NCM, (ii) the Consenting Creditors, (iii) members of the Ad Hoc Group to the extent that the members are parties to the Restructuring Support Agreement and vote in favor of the Plan, (iv) the Agents and Indenture Trustee, (v) NCMI, and (vi) each of their related parties of each of the foregoing.
Post-Emergence Management Incentive Plan
Within 150 days after the Plan Effective Date, the New Board will adopt a management incentive plan, which plan shall reserve for officers and directors of Reorganized NCM (including management of Reorganized NCM employed by NCMI) up to 10% of the shares of common stock of NCMI on a fully diluted and as-converted/exchanged basis with structure and grants to be determined by the New Board (the “Post-Emergence Management Incentive Plan”).

Conditions Precedent to the Plan Effective Date
The occurrence of the Plan Effective Date shall be subject to the satisfaction of certain conditions precedent (unless waived by NCM and the Required Consenting Creditors), including the following:
(a)The Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order;
(b)The Regal Approval Order shall have been entered;
(c)The Court shall have authorized the assumption of the Cinemark ESA and the AMC ESA, and such assumption shall be effective on or before the Plan Effective Date;
(d)The Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated and all conditions shall have been satisfied thereunder, and there shall be no breach that would give rise to a right to terminate the Restructuring Support Agreement by NCM, the Required Consenting Creditors or NCMI, for which notice has been given in accordance with the terms thereof (including by the requisite parties thereunder), or such notice could have been given to the extent such notice is not permitted due to the commencement of the Chapter 11 Case and the related automatic stay;
(e)The Plan, any other Definitive Documents, and all documents contained in the Plan Supplement, including any exhibits, schedules, annexes, amendments, modifications, or supplements thereto shall have been executed and/or filed with the Bankruptcy Court and shall be consistent in all respects with the Restructuring Support Agreement;
(f)No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting, in a material respect, the consummation of the Plan, the Restructuring Transactions, the Restructuring Support Agreement or any of the Definitive Documents contemplated thereby;
(g)An escrow account for Professional Fee Claims shall have been established and funded in cash;
(h)The Debtor shall have obtained any and all requisite regulatory approvals, and any other authorizations, consents, rulings, or documents required to implement and effectuate the Plan and the Restructuring Transactions;
(i)The Debtor shall have implemented the Restructuring Transactions in a manner consistent in all respects with the Restructuring Support Agreement;
(j)The Shareholder Vote shall have been approved by a majority of the NCMI shareholders at a duly held meeting of the NCMI shareholders;to the consummation of the any amendments to the LLC Agreement shall have been waived or satisfied in accordance with the terms thereof, and the execution of any amendments to the LLC Agreement shall be deemed to occur concurrently with the occurrence of the Effective Date; and

(k)All conditions precedent (other than any conditions related to the occurrence of the Plan Effective Date) to the consummation of the any amendments to the LLC Agreement shall have been waived or satisfied in accordance with the terms thereof, and the execution of any amendments to the LLC Agreement shall be deemed to occur concurrently with the occurrence of the Effective Date; and
(l)To the extent required under applicable non-bankruptcy law, any amendments to NCM’s governance and organization documents shall have been duly filed with the applicable authorities in the relevant jurisdictions.

Other Customary Plan Provisions	The Plan will provide for other customary provisions, including without limitation, in respect of the cancellation of existing claims and interests; the vesting of assets; employee-related matters; indemnification matters; insurance matters, including the survival of any directors’ and officers’ insurance policies in effect prior to the Plan Effective Date; the compromise and settlement of claims; the retention of jurisdiction by the Bankruptcy Court; releases; and the resolution of disputed claims, and the Plan and all documentation related thereto shall be subject to the consent rights set forth in the Restructuring Support Agreement.

Exhibit 1

Cash Collateral Order

Exhibit B

Transfer Agreement

[Form of] Transfer Agreement

    The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of _______, 2023 (the “Agreement”),5 by and among National CineMedia, LLC (“NCM”), and each of the Consenting Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Consenting Creditors (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Creditors for all purposes under the Agreement.

    The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

TRANSFEREE

By:
Name:
Title:

Principal amount of Term Loan Claims______ $

Principal amount of 2018 Revolving Loan Claims ____$

Principal amount of 2022 Revolving Loan Claims ____$

Principal amount of Secured Note Claims ____$

Principal amount of Unsecured Note Claims ____$

Notice Address

Email
Fax
Telephone
5    Capitalized terms not used but not otherwise defined in this transfer agreement shall have the meanings ascribed to such terms in the Agreement.

Exhibit C

Joinder

[Form of] Joinder
The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [ ] (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among the Company and the Consenting Creditors party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1.Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to all Company Claims/Interests held such Joinder Party.
2.Representations and Warranties. The Joinder Party hereby makes the representations and warranties of the Parties and Consenting Creditors set forth in the Agreement to each other Party.
3.Notice. The Joinder Party shall deliver an executed copy of this joinder agreement (the “Joinder”) to the Parties identified in Section 13.11 of the Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
Term Loan Claims
2018 Revolving Loan Claims
2022 Revolving Loan Claims
Secured Note Claims
Unsecured Note Claims